EXECUTION VERSION

AMENDMENT NO. 4 TO CREDIT AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of September 19, 2019, to the Credit Agreement, dated as of September 24, 2015, among each trust listed on Schedule A hereto, the Banks and other lending institutions party thereto, and State Street Bank and Trust Company, as Agent, as amended, supplemented or otherwise modified by Joinder Agreement No. 1, dated as of August 29, 2016, Letter Agreement, dated as of August 29, 2016, Amendment No. 1, dated as of September 22, 2016, Notice Letter, dated October 5, 2016, Notice Letter, dated February 22, 2017, Notice Letter, dated April 19, 2017, Amendment No. 2, dated as of September 21, 2017, Amendment No. 3, dated as of September 20, 2018, Consent No. 1, dated as of November 30, 2018, Notice Letter, dated May 31, 2019, and Consent No. 2, dated as of June 24, 2019 (as the same has been or may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Recitals

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrowers desire to amend the Credit Agreement and the Banks have agreed thereto, in each case upon the terms and conditions herein contained.

Agreements

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The defined term “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the date “September 19, 2019” with the date “October 18, 2019”.

2. Paragraph 1 of this Amendment shall not be effective until the earliest date upon which each of the following conditions shall be satisfied (the “Amendment Effective Date”):

(a) the Agent shall have received from each Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of the such party or (ii) written evidence satisfactory to the Agent (which may include facsimile or electronic mail transmission (in printable format) of a signed signature page of this Amendment) that the each such party has executed a counterpart of this Amendment;

(b) the Agent shall have received from each Borrower a manually signed certificate from the Clerk, Secretary or Assistant Secretary (or other officer acceptable to the Agent) of such Borrower, dated the Amendment Effective Date, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of each Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by such Borrower’s

Managing Body approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the Amendment Effective Date, and (iii) certifying that such Borrower’s Charter Documents have not been amended, supplemented or otherwise modified since June 24, 2019 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c) the Agent shall have received such information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(d) the Agent shall have received (i) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and disbursements of counsel to the Agent) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment on or prior to the Amendment Effective Date, and (ii) an upfront fee in the amount of $10,583.00.

3. Each Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation, and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the Amendment Effective Date, no Default has occurred and is continuing, and (2) the representations and warranties by such Borrower contained in the Credit Agreement and the other Loan Documents to which it is or is becoming a party are true on and as of the Amendment Effective Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment, supplement or other modification in respect of any term or condition of any Loan Document shall be deemed to be an amendment, supplement or other modification in respect of any other term or condition contained in any Loan Document.

5. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart executed and delivered (including by facsimile, or by e-mail transmission of a signed signature page of this Amendment) by the party to be charged.

6. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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2

IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 4 to be executed on its behalf by its duly authorized representative(s) as of the date first above written.

EACH TRUST LISTED AS A COMPANY ON
SCHEDULE A HERETO

By:	/s/ Jonathan Horwitz
Name:	Jonathan Horwitz
Title:	Executive Vice President

Putnam Funds Amendment No. 4 Signature Page

STATE STREET BANK AND TRUST
COMPANY, as Agent and as a Bank

By:	/s/ Janet Nolin
Name:	Janet Nolin
Title:	Vice President

Putnam Funds Amendment No. 4 Signature Page

Schedule A

List of Companies

1.	Putnam Asset Allocation Funds
2.	Putnam California Tax Exempt Income Fund
3.	Putnam Convertible Securities Fund
4.	Putnam Diversified Income Trust
5.	Putnam Equity Income Fund
6.	Putnam Funds Trust
7.	Putnam Global Equity Fund
8.	Putnam Global Health Care Fund
9.	Putnam Global Income Trust
10.	Putnam High Yield Fund
11.	Putnam Income Fund
12.	Putnam International Equity Fund
13.	Putnam Investment Funds
14.	Putnam Massachusetts Tax Exempt Income
Fund
15.	Putnam Minnesota Tax Exempt Income Fund
16.	Putnam Money Market Fund
17.	Putnam Sustainable Leaders Fund
18.	Putnam New Jersey Tax Exempt Income Fund
19.	Putnam New York Tax Exempt Income Fund
20.	Putnam Ohio Tax Exempt Income Fund
21.	Putnam Pennsylvania Tax Exempt Income Fund
22.	Putnam Tax Exempt Income Fund
23.	Putnam Tax-Free Income Trust
24.	Putnam Mortgage Securities Fund
25.	Putnam Variable Trust
26.	George Putnam Balanced Fund